Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: April 26, 2022
Capital One Reports First Quarter 2022 Net Income of $2.4 billion, or $5.62 per share
McLean, Va. (April 26, 2022) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2022 of $2.4 billion, or $5.62 per diluted common share, compared with net income of $2.4 billion, or $5.41 per diluted common share in the fourth quarter of 2021, and with net income of $3.3 billion, or $7.03 per diluted common share in the first quarter of 2021.

“We continued to deliver strong growth across our businesses in the first quarter,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We remain well-positioned to capitalize on opportunities that emerge as sweeping digital change and modern technology transform banking.”
The quarter included the following notable item:

(Dollars in millions, except per share data)	Pre-Tax Impact	Diluted EPS Impact
Gain on sale of partnership card portfolios	$192	$0.35
All comparisons below are for the first quarter of 2022 compared with the fourth quarter of 2021 unless otherwise noted.
First Quarter 2022 Income Statement Summary:
•Total net revenue increased 1 percent to $8.2 billion.
•Total non-interest expense decreased 3 percent to $4.6 billion:
◦8 percent decrease in marketing.
◦1 percent decrease in operating expenses.

Capital One First Quarter 2022 Earnings

•Pre-provision earnings increased 5 percent to $3.6 billion.(1)
•Provision for credit losses increased $296 million to $677 million:
◦Net charge-offs of $767 million.
◦$119 million loan reserve release.
•Net interest margin of 6.49 percent, a decrease of 11 basis points.
•Efficiency ratio of 55.68 percent.
•Operating efficiency ratio of 44.45 percent.
First Quarter 2022 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.7 percent at March 31, 2022.
•Period-end loans held for investment in the quarter increased $3.1 billion, or 1 percent, to $280.5 billion.
◦Credit Card period-end loans decreased $810 million, or 1 percent, to $114.0 billion.
•Domestic Card period-end loans decreased $736 million, or 1 percent, to $108.0 billion.
◦Consumer Banking period-end loans increased $2.7 billion, or 3 percent, to $80.3 billion.
•Auto period-end loans increased $2.8 billion, or 4 percent, to $78.6 billion.
◦Commercial Banking period-end loans increased $1.3 billion, or 1 percent, to $86.2 billion.
•Average loans held for investment in the quarter increased $8.2 billion, or 3 percent, to $275.3 billion.
◦Credit Card average loans increased $2.9 billion, or 3 percent, to $111.5 billion.
•Domestic Card average loans increased $2.8 billion, or 3 percent, to $105.5 billion.
◦Consumer Banking average loans increased $1.2 billion, or 2 percent, to $78.7 billion.
•Auto average loans increased $1.6 billion, or 2 percent, to $76.9 billion.
◦Commercial Banking average loans increased $4.0 billion, or 5 percent, to $85.2 billion.
•Period-end total deposits increased $2.4 billion, or 1 percent, to $313.4 billion, while average deposits increased $2.3 billion, or 1 percent, to $309.6 billion.
•Interest-bearing deposits rate paid decreased 1 basis point to 0.32 percent.
(1)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.

Capital One First Quarter 2022 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 26, 2022 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 10, 2022 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $313.4 billion in deposits and $434.2 billion in total assets as of March 31, 2022. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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